Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on November 10, 2010

Registration Statement No. 333-146701-10

Jt/Bks:	JPM/CS/DB/RBS	100% POT
CO-MGRS:	UBS/WELLS

CL	$AMT(mm)	M/S	WAL	E.FNL	L.FNL	PXING	%	CPN	PX
A1	182.800	P-1/A1+	0.20	04/11	12/11	IL+5	0.32522	0.32522	100.00000
A2	223.000	Aaa/AAA	0.99	08/12	05/14	EDSF+48	0.968	0.96	99.99404
A3	90.327	Aaa/AAA	2.12	05/13	04/15	IS+55	1.281	1.27	99.98412
B	53.846	Aa1/AA	2.76	12/13	10/15	IS+110	2.003	1.99	99.98743
C	66.843	Aa3/A+	3.38	08/14	05/16	IS+170	2.785	2.76	99.97114
D	65.730	Baa2/BBB	3.87	10/14	11/16	IS+300	4.237	4.20	99.99986
E	17.454	Ba2/BB	3.89	10/14	04/18	IS+525	6.493	6.40	99.97671

EXPECTED PXG	:	PXD
EXPECTED SETTLE	:	11/18/10
PXG SPEED	:	1.50% ABS
CUSIPS	:	A1:03064FAF0, A2:03064FAJ2, A3:03064FAM5, B:03064FAQ6, C:03064FAT0, D:03064FAW3, E:03064FAA1
REGISTRATION	:	CLASS A1-D PUBLIC; CLASS E 144A
B&D	:	J.P. MORGAN

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.